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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                               SCHEDULE 13G/A
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*



                          Lindsay Manufacturing Co.
                          -------------------------
                              (Name of Issuer)


                   Common Stock, par value $1.00 per share
                    -------------------------------------
                       (Title of Class of Securities)


                                 535555 10 6
                                --------------
                                (CUSIP Number)




         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP NO.  535555 10 6


--------------------------------------------------------------------------------

   (1)    Name of reporting person(s)  Gary D. Parker
                                       ----------------------------------------

          S.S. or I.R.S. identification nos. of above persons  Not Required
                                                               ----------------
--------------------------------------------------------------------------------

   (2)    Check the appropriate box if a member of a group
          (SEE INSTRUCTIONS)                                            (a) [ ]
                                                                        (b) [ ]

                         Not Applicable

--------------------------------------------------------------------------------
   (3)    SEC USE ONLY



--------------------------------------------------------------------------------
   (4)    Citizenship or place of organization  United States
                                                -------------------------------
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                      (5)    Sole voting power  588,051
Number of             ----------------------------------------------------------
 shares
beneficially          (6)    Shared voting power  none
owned by each         ----------------------------------------------------------
reporting             (7)    Sole dispositive power  588,051
person with:          ----------------------------------------------------------
                      (8)    Shared dispositive power  none

--------------------------------------------------------------------------------
   (9)    Aggregate amount beneficially owned by each reporting person  588,051
                                                                        --------
--------------------------------------------------------------------------------
   (10) Check if the aggregate amount in row (9) excludes certain shares [ ] (SEE INSTRUCTIONS)
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   (11)   Percent of class represented by amount in row (9)  6.2%
                                                             -------------------
--------------------------------------------------------------------------------
   (12)   Type of reporting person (SEE INSTRUCTIONS)  IN
                                                       -------------------------
--------------------------------------------------------------------------------




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         ITEM 1(a).  NAME OF ISSUER

         Lindsay Manufacturing Co.

         ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         East Highway 91
         Lindsay, Nebraska 68644

         ITEM 2(a).  NAME OF PERSON FILING

         Gary D. Parker

         ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
         RESIDENCE

         East Highway 91
         Lindsay, Nebraska 68644

         ITEM 2(c).  CITIZENSHIP: United States

         ITEM 2(d).  TITLE OF CLASS OF SECURITIES

         Common Stock, par value $1.00 per share

         ITEM 2(e).  CUSIP NO.:  535555 10 6

         ITEM 3.  STATEMENTS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b)

         Not Applicable

         ITEM 4.  OWNERSHIP

         (a)     Amount Beneficially Owned:    588,051
                                               -------
         (b)     Percent of Class:   6.2%
                                     ----
         (c)     Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote  588,051
                                                                    -------
                 (ii)     shared power to vote or to direct the vote     0
                                                                     ------
                 (iii) sole power to dispose or to direct the disposition of 588,051
                          -------
                 (iv)     shared power to dispose or to direct the
                          disposition of     0
                                         --------

         Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).





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         ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

         ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         Not Applicable

         ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

         ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

         ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

         ITEM 10.  CERTIFICATION

         Not Applicable

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January 22, 1998                            /s/ Gary D. Parker
                                                   ----------------------------
                                                   Gary D. Parker


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.